EXHIBIT 99.1

Medical Staffing Network Holdings, Inc. to Present at Deutsche Bank Securities 2nd Annual Global Services Conference

    BOCA RATON, Fla.--(BUSINESS WIRE)--Sept. 8, 2004--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that it is scheduled to make a presentation on Tuesday, September 14, 2004, at 11:30 a.m. Eastern Time at the Deutsche Bank Securities 2nd Annual Global Services Conference being held September 13 - 14, 2004, at the New York Palace Hotel in New York, New York.
    Kevin Little, president and chief operating officer, and Larry McPherson, chief financial officer of Medical Staffing Network Holdings, Inc., will provide an overview of Medical Staffing Network's business, followed by a question and answer session.
    The Company also announced that a live broadcast of its conference presentation will be available on Tuesday, September 14, 2004, at 11:30 a.m. Eastern Time. To access the broadcast, as well as the Company's slide presentation for the conference, listeners should go to the Investor Relations section of the Company's website, www.msnhealth.com approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to hear the live broadcast, a replay will be available after the presentation for 30 days at the same website address.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.
    The Company's presentation contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to stabilize the reduction in revenue, our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, our ability to capitalize on the recent vendor on premise and vendor management services trends, the potential impact of JCAHO certification on the Company and the industry, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in the presentation should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in the presentation might not occur.

    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303